Exhibit 99

Dollar General Corporation Expands Board of Directors

Company Adds Ana Chadwick, Pitney Bowes Executive Vice President and Chief Financial Officer, to its Board

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--July 29, 2022--Dollar General Corporation (NYSE: DG) today announced the appointment of Ana Chadwick, executive vice president and chief financial officer of Pitney Bowes Inc., to its board of directors effective July 30, 2022.

“Dollar General is pleased to welcome Ana to our board of directors” said Michael Calbert, Dollar General’s chairman of the board. “She brings valuable international experience and knowledge in finance, real estate and procurement. We are confident Ana will be a strong addition to Dollar General’s board as it guides and supports the Company to meet its goals of expanding the business, enhancing services and driving strategic growth for shareholders.”

With Chadwick’s election, Dollar General’s board of directors now consists of nine total members. She joins eight current DG board members with extensive expertise and experience across several industries. Chadwick also will serve on the Company’s audit committee of the board of directors effective July 30, 2022.

Chadwick has more than 25 years of finance and operations experience. She currently serves as executive vice president and chief financial officer of Pitney Bowes Inc., a global shipping and mailing company providing technology, logistics and financial services to small and medium sized businesses, large enterprises, retailers and government clients, since January 2021. Chadwick manages an organization of more than 400 employees, leading financial, real estate and procurement operations. Prior to Pitney Bowes, Chadwick served at General Electric (GE) Company for 28 years with GE Capital leadership roles including President and Chief Executive Officer of GE Capital Global Legacy Solutions, Chief Financial Officer (CFO) and Chief Operating Officer (COO) of GE Capital Global Legacy Solutions, Controller of GE Capital Americas, CFO of GE Capital Energy Financial Services, COO of GE Money Bank Latin America, CFO of GE Capital Consumer Finance Latin America, CFO of GE Capital Bank as well as other financial and audit roles at GE.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,356 stores in 47 states as of April 29, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

Contacts

Media Hotline: 1-877-944-DGPR (3477)

dgpr@dollargeneral.com

Source: Dollar General Corporation